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                         EXPENSE LIMITATION UNDERTAKING

                          LEGG MASON FUND ADVISER, INC.
                                100 Light Street
                            Baltimore, Maryland 21202

Western Asset Funds, Inc. (the "Fund")
P.O. Box 1476
Baltimore, MD 21203-1476

Re:  Fee Waiver/Expense Reimbursement
     --------------------------------

Ladies and Gentlemen:

     Legg Mason Fund Adviser, Inc. ("LMFA") hereby notifies you that it will waive its compensation (and, to the extent necessary, bear other expenses of the Fund) through August 1, 2004 to the extent that expenses of each class of the Fund (each series of the Fund, a "Portfolio"), exclusive of brokerage, interest, taxes and deferred organizational and extraordinary expenses, would exceed the following annual rates:

                                                                                                      FINANCIAL
                                                                                  INSTITUTIONAL      INTERMEDIARY
                                        PORTFOLIO                                     CLASS             CLASS
                                        ---------                                     -----             -----
  Western Asset U.S. Government Money Market Portfolio                                 .30%              .40%

  Western Asset Money Market Portfolio                                                 .30%              .40%

  Western Asset Inflation Indexed Plus Bond Portfolio                                  .25%              .50%

  Western Asset Intermediate Bond Portfolio                                            .45%              .70%

  Western Asset Intermediate Plus Bond Portfolio                                       .45%              .70%

  Western Asset Core Bond Portfolio                                                    .50%              .75%

  Western Asset Core Plus Bond Portfolio                                               .45%              .70%

  Western Asset High Yield Portfolio                                                   .55%              .80%

  Western Asset Non-U.S. Opportunity Bond Portfolio                                    .55%              .80%

  Western Asset Global Strategic Income Portfolio                                      .80%             1.05%

  Western Asset Enhanced Equity Portfolio                                              .65%              .90%


     For purposes of determining any such waiver or expense reimbursement, expenses of a class of a Portfolio shall not reflect the application of custodial, transfer agency or other credits or expense offset arrangements that may reduce the Portfolio's expenses.

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     If on any day during which LMFA is the investment manager to a Portfolio the estimated annualized operating expenses of that Portfolio for that day are less than the operating expense limit described above, LMFA shall be entitled to reimbursement by such Portfolio of the investment management fees waived or reduced and other payments remitted by LMFA on behalf of such Portfolio pursuant to this expense limitation undertaking (the "Reimbursement Amount") during any of the previous thirty-six (36) months, to the extent that the Portfolio's annualized operating expenses plus the amount so reimbursed is less than or equals, for such day, the operating expense limit provided for that Portfolio in the schedule above, provided that such amount paid to LMFA will in no event exceed the total Reimbursement Amount and will not include any amounts previously reimbursed.

     Each adviser of the Portfolios also hereby notifies you that it will waive its compensation with respect to a Portfolio to the same extent that LMFA does.

     We understand and intend that you will rely on this undertaking in preparing and filing Registration Statements for the Fund on Form N-1A with the Securities and Exchange Commission, in accruing the Fund's expenses for purposes of calculating its net asset value per share and for other purposes and expressly permits you to do so.

                                       Legg Mason Fund Adviser, Inc.

                                       By: /s/ Marc R. Duffy
                                           -------------------
                                       Name:   Marc R. Duffy
                                       Title:  Vice President

                                       Western Asset Management Company

                                       By:   /s/ James W. Hirschmann, III
                                          ----------------------------------
                                       Name:   James W. Hirschmann, III
                                       Title:  President

Agreed and Accepted:
Western Asset Funds, Inc.              Western Asset Management Company Limited

By:   /s/ Ilene S. Harker              By:    /s/ James W. Hirschmann, III
   ----------------------------           -----------------------------------
Name:    Ilene S. Harker               Name:    James W. Hirschmann, III
Title:   Vice President                Title:   Managing Director

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